THIS CREW MANNING AGREEMENT dated August 27, 2007 is made

BETWEEN: -

(1) Lower Lakes Towing Ltd, a company incorporated in Canada whose registered office is at: P.O Box 1149, 517 Main Street, Port Dover, Ontario, Canada, N0A 1N0

                                                                  (the "Owners")

      and

(2) Voyageur Marine Transport Limited, a company incorporated in Canada whose registered office is at 171 Metler Rd. RR1, Ridgeville, Ontario, Canada, L0S 1M0.

                                                           (the "Crew Managers")

WHEREAS the Crew Managers have agreed to provide and/or procure the provision of crew for the Ship (as hereinafter defined) on and subject to the terms hereinafter set forth

NOW IT IS HEREBY MUTUALLY AGREED as follows: -

1     Definitions

1.1   In this Agreement, save where the context otherwise requires: -

      "Associated company" means any subsidiary of the holding company of the Crew Managers;

      "Commencement Date" means August 27, 2007;

      "Crew Support Costs" means all expenses of a general nature (other than in respect of any matters referred to in Clause 11.1) which are not particularly referable to any individual vessel for the time being manned by the Crew Managers and which are incurred by and/or reserved against by the Crew Managers for the purpose of providing an efficient and economic Manning Service and (without prejudice to the generality of the foregoing) includes the cost of crew, training schemes for Officers and Ratings, , cadet training schemes, recruitment interviews and provisions for redundancy and severance. Severance and Redundancy payments relate only to the balance of any contract term of duty due to any Officer or Rating on the withdrawal of the Ship.

      "Manning Services" means any services provided or procured by the Crew Managers pursuant to this Agreement;

      "Ship" means any of the vessels "Voyageur Independent" or "Voyageur Pioneer", the details of which are listed in Schedule 1 and "Ships" means both vessels.

      "Crew" means the crew and each member of the crew to be provided for the Ships as set out in Schedule 2.

2     Appointment of Crew Managers

2.1 The Crew Managers being fully aware of the state and condition of the Ships as at the date hereof, the Owners hereby appoint the Crew Managers and the Crew Managers hereby agree to provide and/or procure the provision of the Manning Services, as and from the Commencement Date.

3     Crew Managers' Obligations

3.1 The Crew Managers undertake to use their best endeavours to provide the agreed Crew Management Services specified in this Agreement to the Owners in accordance with sound crew management practice, and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.

      Provided, however, that the Crew Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Crew Managers shall be entitled to allocate available manpower in such manner as in the prevailing circumstances the Crew Managers in their absolute discretion consider to be fair and reasonable.

4     Manning Services

4.1 The Crew Managers shall provide suitably qualified Crew for the Ships as required by the Owners in accordance with the sound crew management practice, provision of which includes but is not limited to the following functions:

      (a) selecting and engaging the Ships' Crew, including payroll arrangements, pension administration, Crew's tax, social security contributions and other dues payable in the seafarer's country of domicile;

      (b) ensuring that the applicable requirements of the law of the flag of Canada are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including disciplinary and other requirements;

      (c) ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with Canadian requirements, in the absence of applicable Canadian requirements the medical certificate shall be maintained for the duration of their service on board the Vessel;

      (d) ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

      (e) instructing the Crew to obey all reasonable orders of the Owners and/or the Company, including, but not limited to orders in connection with safety and navigation, avoidance of pollution and protection of the environment;

      (f)   arranging transportation of the Crew, including repatriation;

      (g)   training the Crew and supervising their efficiency;

      (h)   conducting union negotiations, if required; and

      (i) operating the Owners' drug and alcohol policy, unless otherwise agreed.

4.2 The Crew Managers shall pay, on behalf of the Owners, all expenses incurred in relation to the Manning of the ship provided however the Crew Managers shall not be obliged to incur any such expenses in any month unless and until the Crew Managers shall have received from the Owners such amounts as shall be payable by the Owners to the Crew Managers in respect of that month pursuant to the provisions of Clause 11.1.

5     Crew Labour Disputes

      The Crew Managers shall protect and promote the Owners interest in connection with any possible demands of maritime unions. Should the Crew Managers notwithstanding the foregoing be forced to introduce higher Crew wages and different employment conditions the Owner will indemnify the Manager against any expenses which may result by any such labour dispute. It is expressly agreed that the Crew Managers shall not be deemed in breach of this Agreement in the event that a Ship is seized and/or detained by any such labour organisation and/or its representatives or by the reason of its port of registry.

      Notwithstanding the above, should a Ship be seized and/or detained by any such labour organisation, the obligation of Owners under to pay the Crew managers a fee, under Clause 11 herein, shall be suspended.

      Should such seizure or detention last for more than 10 days, the Owners shall be at liberty to terminate with immediate effect, this Agreement in so far as the seized or detained Ship is concerned.

6     General Administration

6.1 The Crew Managers shall handle and settle all claims arising out of the Crew Management Services hereunder and keep the Owners informed regarding any incident of which the Crew Managers become aware, which gives or may give rise to claims or disputes involving third parties.

      (a) The Crew Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings, in connection with matters entrusted to the Crew Managers according to this Agreement.

      (b) The Crew Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes.

      (c) The Owners shall arrange for the provision of any necessary guarantee bond or other security, in the first instance.

      (d) Any costs incurred by the Crew Managers in carrying out their obligations according to Clause 6 shall be reimbursed by the Owners.

6.2 The Crew Managers shall not have the right to sub-contract any of their obligations hereunder without the prior written consent of the Owners, which shall not be unreasonably withheld. In the event of such a sub-contract, the Crew Managers shall remain fully liable for the due performance of their obligations under this Agreement.

7     Insurance Arrangements

      (a) Crew Managers represent and warrant that it is a Schedule 1 employer under the Ontario Workplace Safety and Insurance Act, 1997, S.O. 1997, c. 16, Sch. A (the "Act") in good standing.

      (b) Crew Managers further warrant that through out the duration of this Agreement, it will remain in good standing under the Act, as same me be amended or replaced and that it shall, on demand, provide the Owners with proof thereof.

      (c) Crew Managers shall maintain during the duration this Agreement Crew manager liability for an amount of at least CDN$2,000,000.

8     Replacement

      The Owners shall have the right to require the replacement, at their own expense, at the next reasonable opportunity, of any member of the Crew found on reasonable grounds to be unsuitable for service. If the Crew Managers have failed to fulfil their obligations in providing suitably qualified Crew within the meaning of sub-clause 4.1, then such replacement shall be at the Crew Managers' expense.

9     Accounts

9.1

      (a) The Crew Managers shall establish an accounting system which meets the requirements of the Owners and shall make the same available for inspection and audit on behalf of the Owners at such times as may be mutually agreed;

      (b) The Crew managers shall prepare and furnish to the Owners (i) monthly statements of all expenses incurred on or about the provisions of the Manning Services, each such statement to be substantially in the form of the proforma thereof set out in
            Schedule 3; and (ii) such other statements or reports in respect of the Manning Services as the Owners may from time to time reasonably require.

10    Period and Termination

10.1 The appointment of the Crew Managers, having commenced and taken effect as and from the Commencement Date, shall (subject as hereinafter provided) continue unless and until terminated by either party with respect to one or both Ships , at any time thereafter, giving to the other notice in writing to terminate the same in which event the appointment shall terminate with respect to the Ship(s) upon the expiration of a period of 180 days from the date upon which such notice was given.

10.2 Notwithstanding Clause 10.1 and without prejudice to the accrued rights hereunder of either party:

      (a) The Crew Managers shall be entitled (but not bound) to terminate their appointment, forthwith by notice in writing, in any of the following events:

            (i)   if a mortgagee enters into possession of the Ship: or

            (ii) if the Owners shall do or omit to do anything which is, in the opinion of the Crew Managers likely to be detrimental to their reputation or, after receipt of written notice of objection thereto from the Crew Managers, the Owners proceed with employment of or continue to employ the Ship in a trade or in a manner which is, in the opinion of the Crew Managers, likely to be detrimental to their reputation as managers or (otherwise than by virtue of ordinary business competition) to be prejudicial to the commercial interest of the Crew Managers; or

            (iii) if the Owners shall fail to procure the due performance and fulfilment and compliance with any of the provisions of Clause 7; or

            (iv) any monies payable by the Owners under this Agreement shall not have been duly paid with 7 days of payment having been demanded in writing by the Crew Managers; or

            (v) if in the opinion of the Crew Managers the employment of the Ship place the safety of any member of her crew in jeopardy; or

            (vi) if (in the opinion of the Crew Managers) this Agreement has, for any reason whatsoever outside the control of the Crew Managers, become impossible to perform in such a manner as to enable the Crew Managers properly to carry out the services (or any of them) hereby contracted for:

      (b) If the Crew Managers fail to meet their obligations under Clause 3 of this Agreement for any reason within the control of the Crew Managers, the Owners may give notice in writing to the Crew Managers of the default requiring them to remedy it as soon as practically possible. In the event that the Crew Managers fail to remedy it within a reasonable time to the satisfaction of the Owners, the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing.

      (c) This Agreement shall be deemed to be terminated in respect of any given Ship in the case of the sale of the said Ship or if the said Ship becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or has been declared missing.

      (d)   For the purpose of sub-clause 10.2 (c) hereof:

            (i) the date upon which the Ship is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as Owners of the Ship;

            (ii) the Ship shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her Underwriters in respect of her constructive compromised or arranged total loss or if such agreement with her Underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Ship has occurred; and

            (iii) the date upon which the Ship is to be treated as missing shall be ten (10) days after the Ship was last reported or when the Ship is posted as missing by Lloyd's. A missing vessel shall be deemed lost in accordance with the provisions of sub-clause
                  10.2 (d)(ii).

      (e) Either party may by notice in writing to the other forthwith terminate the appointment if a meeting be convened or any petition be presented or any order be made or resolution be passed for the winding up of the other and/or its holding company (otherwise that a winding up for the purposes of reconstruction or amalgamation) or if a receiver or administrative receiver be appointed of the undertaking or property of the other or if the other shall suspend payment or cease to carry on business or shall make any special arrangement or composition with its creditors.

11    Fees

11.1 The remuneration of the Crew Managers for their services under this Agreement shall be as follows:-

      (a) subject to such adjustment as may be agreed following each review carried out pursuant to the provision of Clause 11.1 (c), the Owners shall pay to the Crew Managers, in respect of each Ship, a monthly fee at the rate$14,583 representing one-twelfth of the annual rate set out in schedule 4 hereto, such fee to be payable by instalments in advance on the Commencement Date and thereafter on the corresponding date in each succeeding calendar month and shall be dealt with proportionately for any period less than a month. Such monthly fee shall be deposited by Owners in the Crew Payroll Account (as defined hereinafter);

      (b) At the commencement of the Management Period, Owner shall deposit into a payroll account, (hereinafter, the "Crew Payroll Account"), an agreed amount not less than the amount of payroll costs reasonably estimated by Crew Managers to be incurred through August 31, 2007. Thereafter, Crew Managers will submit to owner on or before the day set out in the payment schedule set out in schedule 5 a budget for the amount of payroll costs reasonably estimated by Crew Managers to be incurred between the next half-month period, such estimate to be in the form set out in schedule 6. These payroll estimates shall be based on the annual payroll estimate for the navigation season 2007 set out in schedule 7 (with appropriate adjustment as navigation seasons go by). Owners will promptly deposit the estimated amount into the Crew Payroll Account as per the schedule set out in schedule 5, and Crew Managers will draw its payroll checks, checks for required tax accounts, checks for the cost of fringe benefits, and other payroll expenses from the payroll account as payments become due within the payroll period, advising Owners on or before the date of the next bimonthly budget after the close of the period of any variance of the actual payroll costs from the budgeted amount. Crew Managers shall credit any favourable variance to the 2nd payroll advance each month. Owners shall reimburse Crew Managers immediately on being advised of any unfavourable variance on the 2nd payroll advance each month;

      (c) if the appointment of the Crew Managers is terminated by the Owners or Crew Managers in accordance with the provisions of clause 10.1 or by the Crew Managers in accordance with the provisions of Clause
            10.2 or if the Ship becomes an actual, constructive, compromised or arranged total loss ("Total Loss") a run out fee of $3,500 per month for each Ship in respect of which the appointment of the Crew Managers is terminated shall be payable to the Crew Managers, under this Agreement, in consideration of the services which it is contemplated are likely to be performed for a further period of three (3) calendar months from the date on which the appointment shall have terminated or the Ship shall have become a Total Loss, as the case may be;

      (d) the monthly fee referred to in Clause 10.1(a) shall be reviewed by the Owners and the Crew Managers no later than three (3) months prior to each anniversary of the Commencement Date and any adjustment agreed in consequence of such review shall become effective as from the anniversary of the Commencement Date concerned;

      (e) in the event of lay up or extensive repair to a Ship that last for more than two (2) months, the parties shall mutually agree on the revision of the fee. In the event that the parties cannot agree, the Agreement shall be terminated in respect of the said Ship in accordance with Clause 10.

12    Manning expenses

12.1 The Crew Managers shall at their own expense provide all office accommodation, equipment and staff required for the provision of the Services hereby contracted for.

12.2 Subject to Clause 11.1 and Clause 12.3 herein, the Owners shall (in addition to the payment of the fee provided for in Clause 10.1 (a)) reimburse to the Crew Managers, amounts equivalent to all expenses of whatsoever kind which are reasonably incurred by the Crew Managers in connection with the provision of the Services hereby contracted for. The request shall be submitted on or before the 15th of the month with supporting document and payable on the 2nd payroll advance. The Owners shall approve all expenses, prior to the demand for payment.

12.3 Without prejudice to the generality of the foregoing, the Owners shall so pay the Crew Managers in respect of:

      (a) wages, leave pay and all other costs in respect of Crewing the Ships, including pension, social security and insurance contributions, traveling and accommodation expenses or allowances, offshore crewing expenses, if required, port agency and all costs of repatriation whether incurred or paid before or after the determination of this Agreement;

      (b) the Crew Support costs attributed to the Ships by the Crew Managers; travelling accommodation and other expenses or allowances incurred or paid in respect of or paid to any superintendents or to Officers or servants of the Crew Managers in accordance with the performance of the services hereby contracted for and

      (c) any payments made or liabilities incurred by the Crew Managers (whether voluntarily or as required by Law) in Canada with the termination of the employment of any Master, Officer or Rating employed by the Crew Managers in consequence of or arising out of either reductions in manning scales affecting the Ship or the Ship ceasing for any reason whatsoever (including termination of this Agreement by effluxion of time) to be manned by the Crew Managers, including (without limitation) all payment made and liabilities incurred by the Crew Managers under any employment contract or any other agreement or arrangement made by the Crew Managers with or relating to any such Master, Officer or Rating;

      (d)   notwithstanding the foregoing, it is agreed that:

            (i) crew travel costs will be billed with supporting documentation on the 15th of each month and will be added to the second payment due in this month to a maximum of $1,500 per annum per man.

            (ii) Total crew training cost shall not exceed $50,000 annually with Owners agreeing to pay for two thirds of such cost or $33,333. Crew training courses shall be arranged in consultation with Owners;

            (iii) any other costs shall be submitted with supporting document on the 15th day of each month and will be added to the second payment due in this month.

12.4 Unless otherwise agreed, all discounts and commissions obtained by the Crew Managers in the course of the Crew Management of the Vessel shall be credited to the Owners.

13    Force Majeure

13.1 Neither the Owners nor the Crew Managers shall be under any liability for any failure to perform or delay in the performance of any of their obligations under this Agreement by reason of any cause whatsoever beyond their reasonable control

13.2 Without prejudice to clause 13.1, the Crew Managers shall be under no liability whatsoever to the Owners for any loss or damage of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Ships) and howsoever arising in the course of performance of the Manning Services UNLESS the same shall have resulted solely from the negligence, gross negligence or wilful misconduct of the Crew Managers or any of their employees or agents or any such third party as is referred to in clause 6.2, in which case (save where loss or damage has resulted from the Crew Managers' personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Crew Managers' liability for each incident or series of incidents giving rise to any claim for loss of damage shall not exceed a total of ten times the annual fee for the time being payable to the Crew Managers under this Agreement.

14    Laying up

      In the event of lay up or extensive repair to a Ship that last for more than three (3) days, the parties shall mutually agree to the extent of down-manning required for the remaining repair period until the Ship is again put into service. Consequential costs of reduction and reinstatement of the Crew shall be for the Owners' account. In the event that the parties cannot agree, the Agreement shall be terminated in respect of the said Ship in accordance with Clause 10.

15    Auditing

      The Crew Managers shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owners at such times as may be mutually agreed. On the termination, for whatever reasons, of this Agreement, the Crew Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all such accounts.

16    Compliance with Laws and Regulations

      The Crew Managers will not do, or permit to be done, anything that might cause any breach or infringement of the laws and regulations of Canada, or of the places where she trades.

17    Indemnities

      Except where the Crew Manager has acted with negligence, wilful misconduct, unlawfully or outside the terms and scope of this Agreement the Owners hereby undertake to keep the Crew Managers and each third party as is referred to in clause 6.2 and their respective employees and agents indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all loss, damages, costs and expenses (including legal costs and expenses on a full indemnity basis) which the Crew Managers and each third party aforesaid may suffer or incur (either directly or indirectly) in defending or settling the same.

18    Confidentiality and the Crew Managers manuals etc.

18.1 Save for the purpose of enforcing or carrying out as may be necessary the rights or obligations of the Crew Managers hereunder, the Crew Managers agree to maintain and to use their best endeavours to procure that their Officers and employees maintain confidence and secrecy in respect of all information relating to the Owners' business received by the Crew Managers directly or indirectly pursuant to this Agreement.

18.2 As between the Owners and the Crew Managers, the Owners hereby agree and acknowledge that all title and property in and to the management manuals of the Crew Managers and other written material of the Crew Managers concerning manning functions and activities is vested in the Crew Managers and the Owners agree not to disclose the same to any third party and, on the termination of this Agreement, to return all such manuals and other material to the Crew Managers.

19    Notices and other matters

19.1 Every notice, request, demand or other communication under this Agreement shall:

      (a) be in writing, delivered personally or by courier or recommended mail or fax or emails;

      (b) be deemed to have been received, subject as otherwise provided in this Agreement, in the case of fax or email at the time of dispatch (provided that if the date of dispatch is not a business day, it shall be deemed to have been received at the opening of business on the next such business day) and in the case of a letter when delivered personally or 5 days after it has been put into the post; and

      (c)   be sent:

            (i)   if to be sent to the Owners, to them at:

                  Lower Lakes Towing Ltd,
                  P.O Box 1149, 517 Main Street, Port Dover,
                  Ontario, Canada  N0A 1N0
                  Attention: Scott Bravener, President
                  or Fax: (519) 583-0982
                  sbravener@lowerlakes.com

            (ii)  if to be sent to the Crew Managers, to them at:

                  Voyageur Marine Transport Limited,
                  171 Metler Rd. RR1, Ridgeville,
                  Ontario, Canada, L0S 1M0
                  or Fax: (905) 892-8161

                  or to such other address or telex number as is notified by any one party to the other party under this Agreement.

19.2 Time shall be of the essence in the performance of the Owners' obligations under this Agreement.

20    Law and Arbitration

20.1  This Agreement shall be governed by Canadian Maritime Law.

20.2 Any dispute arising out of or in connection with this Agreement shall be referred exclusively to arbitration, in Toronto, to three Arbitrators, one Arbitrator to be appointed by each party and the third Arbitrator to be appointed by the two Arbitrators appointed by the parties. Upon receipt of notice of appointment of an Arbitrator by the first notifying party, the second party shall appoint its Arbitrator within 14 days, failing which the prior notifying party shall be entitled to appoint an Arbitrator on behalf of the second party who shall accept such appointment as if it had been made by itself. Any such Arbitration shall be in accordance with and subject to the AMAC rules.

21    Assignment

21.1 The Owners may assign this Agreement, or any rights hereunder, to its lenders, in its sole discretion at any time, without the consent of Voyageur.



22    Entire Agreement Clause

22.1 This Crew Manning Agreement contains the entire agreement and understanding between the parties and supercedes all prior negotiations, representations, warranties and other documents or matter related to any of the subject matter of this Manning Agreement.

AS WITNESS the hands of the parties the day and year first above written.



                            [SIGNATURE ON NEXT PAGE]

SIGNED BY


/s/ Scott Bravener                For and on behalf of Lower Lakes Towing Ltd
---------------------------------
SCOTT BRAVENER, President







SIGNED BY


/s/ Fred Huneault                 For and on behalf of Voyageur Marine Transport
--------------------------------- Limited
FRED HUNEAULT, President

                                   SCHEDULE 1

                               Description of Ship

1.

Name:                         Voyageur Independent

Flag:                         Canada

Port of Registry:             Hamilton

Official Number:              827118

Date and where built:         1952 - Defoe Shipbuilding
                              Co., Bay City, MI

Tonnages:                     Gross registered:               12,296.00 t

                              Net registered:                 5,581.00 t

Class:                        N/A


2.

Name:                         Voyageur Pioneer

Flag:                         Canada

Port of Registry:             Hamilton

Official Number:              395510

Date and where built:         1983 -  Govan Suipbuilders
                              Ltd., Scotland

Tonnages:                     Gross registered:               22,388.00 t

                              Net registered:                 11,648.00 t

Class:                        Lloyd's:                        100A1 bulk carrier

                                   SCHEDULE 4

                               Annual Manning Fee

                        FEE FOR 2007-2008 - CAN $175,000